AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is executed and dated February 11, 2025, by and between HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC. a Delaware corporation (the "Company"), and MARC T. PANGBURN, an individual (the "Employee").
WHEREAS, the Employee has served as Executive Vice President and Chief Financial Officer of the Company, and the Company desires to promote the Employee to Executive Vice President and Chief Revenue and Strategy Officer of the Company;
WHEREAS, the Employee and the Company are parties to an amended and restated employment agreement dated February 14, 2023 (the "Prior Employment Agreement") and, in connection with the Employee's promotion to Executive Vice President and Chief Revenue and Strategy Officer, the Company desires to continue to employ the Employee, and the Employee desires to continue to be so employed, on the terms and conditions set forth herein; and
WHEREAS, the parties desire to amend, restate, supersede and replace in its entirety the Prior Employment Agreement, effective on March 1, 2025 (the "Effective Date").
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee agree as follows:
1.Term. The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue to be employed by the Company, on the terms and conditions hereinafter set forth. The term of this Agreement will commence on the Effective Date and will terminate on a date specified by the Company or the Employee in a notice given, at will, with or without cause, by either party to the other not less than 30 days prior to such date, unless such term is sooner terminated as herein provided.
2.Duties. The Employee agrees to continue to be employed by the Company as Executive Vice President and Chief Revenue and Strategy Officer, and as such, the Employee shall faithfully perform for the Company the duties of such office and shall have such responsibilities as are customary for an Executive Vice President and Chief Revenue and Strategy Officer employed by a public company of similar size and nature, including, without limitation, the responsibility for both the revenue generation of the Company and the oversight of the Company’s investment, portfolio management, and asset management functions. The Employee shall report directly to the Chief Executive Officer of the Company. During the term of this Agreement, the Employee will devote his full time and exclusive attention during normal business hours to, and use his best efforts to advance, the business and welfare of the Company, its affiliates, subsidiaries and successors in interest. During the term of his employment with the Company, the Employee shall not engage in any other employment activities for any third party for any direct or indirect remuneration without the prior written consent of the Company.
3.Compensation.
(a)Annual Salary. For services provided by the Employee pursuant to this Agreement, the Company shall pay the Employee an initial annual base salary at the rate of $475,000 per annum (such annual base salary, the "Annual Salary"), in accordance with the customary payroll practices of the Company applicable to senior executives from time to time.

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The Chief Executive Officer of the Company shall make recommendations to the Compensation Committee of the Board (the "Compensation Committee") with respect to the Employee's Annual Salary on an annual basis, and the Compensation Committee shall review such recommendations in good faith on an annual basis and provide for any increase as it shall determine in its sole discretion. Once increased, the Annual Salary shall not thereafter be decreased, unless the Board determines that it is necessary to reduce pro rata the salaries of all similarly situated senior executives of the Company as business and economic conditions require.
(b)Annual Bonus. For each fiscal year, the Employee shall be eligible to receive a bonus with a target amount equal to at least 160% of the Employee's Annual Salary, subject to satisfaction of both Company and individual performance goals as determined by the Compensation Committee (each, an "Annual Bonus"). The Compensation Committee shall review Annual Bonus target in good faith on an annual basis and provide for any increase as it shall determine in its sole discretion. The Annual Bonus for each fiscal year shall be paid in cash no later than March 15 of the fiscal year following the fiscal year to which the Annual Bonus relates.
4.Other Benefits. During the term of employment with the Company, the Employee will be entitled to participate in fringe benefit programs that the Company generally makes available to its employees, including medical and dental insurance and life insurance; provided that nothing herein shall be construed as restricting the Company's right to unilaterally modify or terminate any of such programs at any time with or without notice.
5.Equity Awards. The Employee will be eligible to receive equity awards under a stockholder approved plan (the “Equity Incentive Plan”) when the Compensation Committee otherwise makes grants to similarly situated senior executives of the Company, subject to the provisions in Section 6 and Section 7 of this Agreement.
6.Death or Disability. If the Employee dies or if there is a good faith determination by the Board that the Employee has become physically or mentally incapable of performing the Employee's duties under this Agreement and such disability has disabled the Employee for a cumulative period of 180 days within any 12-month period (a "Disability"), the Employee's employment with the Company will automatically terminate and all obligations of the Company hereunder will terminate as of the end of the month in which such event occurs. Upon a termination by reason of death or Disability pursuant to this Section 6, (a) all of the Employee's equity or equity-based compensation that was granted under the Equity Incentive Plan or any successor plan (including, but not limited to, LTIP Units (as defined in the Equity Incentive Plan), restricted stock, stock options, and restricted stock units) ("Equity Interests") that are outstanding at the time of such termination shall become fully vested and nonforfeitable, and (b) the Company shall pay to the Employee (or his estate, as applicable) at the time that the Annual Bonus would otherwise be paid in accordance with Section 3 hereof (i) in the event of a termination by reason of the Employee's death, a pro rata (based on the number of days employed up to the effective date of termination in the applicable fiscal year) target Annual Bonus for the fiscal year in which the Employee's termination occurs, or (ii) in the event of a termination by reason of the Employee's Disability, the target Annual Bonus for the fiscal year in which the Employee's termination occurs, in either case of (i) or (ii), calculated based on actual results for such fiscal year.
7.Certain Terminations of Employment.
(a)In the event that (i) the Company terminates the Employee's employment with the Company for Cause, (ii) the Employee terminates the Employee's employment with the Company without Good Reason or (iii) the Employee's employment with the Company is

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terminated by reason of death or Disability pursuant to Section 6, the Company shall pay to the Employee (or the Employee's estate or beneficiaries), in a lump sum payment within 30 days following the effective date the Employee's termination of employment, an amount equal to the Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement but not yet paid prior to the effective date of termination (collectively, the "Accrued Benefits").
(b)In the event that the Company terminates the Employee's employment with the Company for reasons other than for Cause or the Employee terminates the Employee's employment for Good Reason, then (1) the Company shall pay to the Employee severance compensation in a lump sum payment within 30 days following the effective date of the Employee's termination of employment in an amount equal to (i) the Accrued Benefits, (ii) 18 months of the Employee's then-current Annual Salary payable under Section 3 hereof, as of the date of termination, and (iii) 150% of the Employee's average Annual Bonus payable under Section 3 hereof actually received in respect of the three fiscal years (or such fewer number of fiscal years with respect to which the Employee received an Annual Bonus) immediately prior to the year of termination, and (2) all outstanding Equity Interests held by the Employee shall thereupon immediately vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms and shall not expire earlier than the earliest of (i) the first anniversary after the date of termination and (ii) the ultimate expiration date of any such option, which shall not be extended.
(c)In the event that the Company terminates the Employee's employment with the Company for reasons other than for Cause or the Employee terminates the Employee's employment for Good Reason, the Company shall provide, for the period beginning on the date of the termination of the Employee's employment with the Company and ending on the earlier of (x) 18 months following the Employee's termination employment and (y) the date on which the Employee's coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, terminates as provided by law (and the Employee shall notify the Company of any subsequent employment through which he is provided medical coverage), Company-paid medical coverage at the same rates as in effect prior to the date of termination of the Employee's employment (so long as applicable law and regulations permit such Company payment without imposition of a tax or penalty on the Company, Employee, or other plan participants or otherwise adversely affecting the Company, Employee, the applicable plan or other participants in the plan), or, at the Company's option in the event of any adverse tax or penalty described above, the cash amount necessary to obtain equivalent coverage.
(d)For purposes of this Agreement, "Cause" shall mean, the Employee's: (i) commission of, and indictment for or formal admission to or a pleading of guilty to, a felony involving moral turpitude, deceit, dishonesty or fraud (but excluding traffic violations) provided, however, if the Employee is terminated following an indictment but is subsequently found not guilty or the indictment is dismissed, and only if the Company did not and does not otherwise have reason to terminate the Employee for Cause under another prong of this definition, the termination shall be deemed to be a termination without Cause; (ii) willful or grossly negligent conduct constituting a financial crime or material unethical business conduct or willful and material misconduct or gross misconduct in connection with the performance of the Employee's duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company; (iii) failure to adhere to lawful directions of the Chief Executive Officer, to adhere to the Company's material policies and practices, or as required in Section 2 hereof, to devote substantially all of the Employee's business time and efforts to the Company, which failure continues for a period of 30 business days after written demand for corrective action is delivered by the Company; (iv) engaging in personal misconduct (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) that has caused material harm to the Company or its affiliates; or (v) material breach

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of the terms and provisions of this Agreement and the failure to cure such breach (if curable) within ten days following written notice from the Company specifying such breach.
For purposes of this Agreement, "Good Reason" shall mean any of the following, unless consented to by the Employee: (i) any adverse change in job title or material diminution in the Employee's roles and responsibilities with respect to the Company's overall business from those set forth in this Agreement (including, without limitation, the assignment of duties materially inconsistent with Employee's position); (ii) subject to the last sentence of Section 3(a), a material reduction in the Employee's Annual Salary or Annual Bonus potential; (iii) if the Employee is otherwise required to report to an office of the Company, (A) a relocation of the Company's headquarters outside a 30 mile radius of Annapolis, MD or (B) a move of the Employee's office or place of performance from the Company's headquarters, that, in either case, leads to an additional commuting distance for the Employee of more than 30 miles; or (iv) a material breach by the Company of this Agreement or any other material agreement between the Employee and the Company. Each of the above events (i) – (iv) shall constitute Good Reason only if the relevant event is not cured by the Company within 30 days after receipt of a written notice from the Employee detailing the specific event alleged to constitute Good Reason, and provided, further, that the Employee must provide such written notice within 30 days following Employee's initial knowledge of the existence of an event constituting Good Reason, and must terminate employment within 30 business days following the end of such 30 day cure period (if the event constituting Good Reason has not been cured during that period) or the occurrence of such event shall be deemed waived for purposes of forming the basis of a Good Reason termination of employment under this Agreement.
(e)Notwithstanding any other provision of this Agreement, the Company shall not be required to provide the payments and benefits provided for under Sections 7(b) and (c) (except the Accrued Benefits) unless the Employee executes and delivers to the Company a waiver and release substantially in the form attached hereto as Exhibit A (the "Release") and such Release becomes effective and irrevocable within 30 days following the date of termination.
(f)In the event that any payment or benefit made or provided to the Employee under this Agreement (the "Payment"), either alone or together with any other "parachute payments" as defined in Section 280G(b)(2) of the Internal Revenue Code (the "Code") (such other parachute payments, "Section 280G Payments"), would constitute a parachute payment, the Payment shall be reduced to the largest amount as will result in no portion of the Payment or Section 280G Payments being subject to the excise tax imposed by Section 4999 of the Code (the "Reduced Payment"), provided however, no reduction to the Payment shall occur if the Payment plus Section 280G Payments, less any excise tax which would be imposed on such Payment and Section 280G Payments pursuant to Section 4999 of the Code, would be greater than the Reduced Payment plus Section 280G Payments. If a reduction of Section 280G Payments is necessary, the payments shall be reduced in the following order: (i) cash payments that are treated in full as a parachute payment; (ii) equity-based payments and accelerations of payments that are treated in full as a parachute payment; (iii) cash payments that are treated in part as a parachute payment; (iv) equity-based payments and accelerations of payments that are treated in part as a parachute payment; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A of the Code and then with respect to amounts that are "deferred compensation." To the extent any such payment is to be made over time (e.g., in installments), the payments shall be reduced in reverse chronological order.

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8.Company Policies. The Employee acknowledges and agrees that he has carefully reviewed each of the policies set forth in the Company Policy Handbook provided to the Employee and will acknowledge his review and acceptance of such policies and the obligations required of the Employee by signing the applicable signature blocks therein and returning the executed version to the Office of the Chief Legal Officer. The Employee likewise acknowledges and agrees to abide by any revision or addition to the Company policies as may be issued by the Company from time to time throughout the term of employment.
9.Restrictive Covenants.
(a)Covenants. The Employee acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 9 (and any related enforcement provisions hereof), its successors and assigns) is to provide debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment and make more efficient use of natural resources (such businesses, and any and all other businesses in which, at the time of the Employee's termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the "Business"); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company's Business is North American in scope; (iv) the Employee's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Employee contained in this Section 9 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 9. Accordingly, the Employee covenants and agrees that:
(i)By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee covenants and agrees that, during the period commencing on the date hereof and ending 18 months following the date upon which the Employee shall cease to be an employee of the Company and its affiliates (the "Restricted Period"), the Employee shall not in the Restricted Territory (as defined below), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (A) engage in the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its subsidiaries in the Business or (B) render to a person, corporation, partnership or other entity engaged in the Business the same services that the Employee renders to the Company; provided, however, that, notwithstanding the foregoing, (1) the Employee may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are listed on any national securities exchange, (y) the Employee is not a controlling person of, or a member of a group which controls, such entity, and (z) the Employee does not, directly or indirectly, own 5% or more of any class of securities of such entity; and (2) the Employee may continue to serve on any board of directors on which the Employee was serving as of the date of the Employee's termination of employment; and (3) the Employee may be employed by or provide services for a company (a "Conglomerate") with multiple lines of businesses, including a line of business competitive with the Company, so long as the following conditions are satisfied: (w) the Conglomerate derives less than ten percent (10%) of its total annual revenue from the line of business that is competitive with the Company (the "Competitive Division"), (x) the Employee is employed by or provides services to a line of business of Conglomerate that is not competitive with the Company; and (y) the Employee does not perform services for the Competitive Division; and (z) the Employee (A) provides the Company with advance notice of such employment or service and (B) informs the Conglomerate in writing of its obligations under this Section 9.

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(ii)For purposes of this Agreement, the "Restricted Territory" shall mean any (A) state or province in the United States, Canada and Mexico and (B) foreign country or jurisdiction, in the case of clause (A) or (B), in which the Company (x) is actively conducting the Business during the Term or (y) has initiated a plan adopted by the Board to conduct the Business in the two years following the Term.
(iii)During and after the Term, the Employee shall keep secret and retain in strictest confidence, and shall not use for the Employee's benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Employee heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of the Company except in the course of the Employee's duties or with the CEO's express written consent. Confidential Company Information does not include information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or which is independently developed or obtained by the Employee on the Employee's own time without reliance upon any confidential information of the Company or use of any Company resources. Notwithstanding anything in this agreement to the contrary, the Employee may disclose Confidential Company Information where the Employee is required to do so by law, regulation, court order, subpoena, summons or other valid legal process; provided, that the Employee, so long as legally permitted to do so, first (A) promptly notifies the Company, (B) uses commercially reasonable efforts to consult with the Company with respect to and in advance of the disclosure thereof, and (C) reasonably cooperates with the Company to narrow the scope of the disclosure required to be made, in each case, solely at the Company's expense.
(iv)The Employee is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Employee has the right to (x) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
(v)The Employee understands that nothing contained in this Agreement limits the Employee's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Employee further understands that this Agreement does not limit the Employee's ability to communicate with any Government Agency or with the Employee's attorney, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

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(vi)During the Restricted Period, the Employee shall not, without the Company's prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company or any of its subsidiaries, any person or entity who is or was during the six-month period preceding the Employee's termination of employment, an employee, agent or independent contractor of the Company or any of its subsidiaries. During the Restricted Period, the Employee shall not, whether for the Employee's own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company's or any of its subsidiaries' relationship with, or endeavor to entice away from the Company for a competing business, any person who is or was during the six-month period preceding the Employee's termination of employment, a customer, client, agent, or independent contractor of the Company or any of its subsidiaries. For purposes hereof, "customer" and "client," as such terms relate to government customers, mean the program office to which the Company is or was providing any goods or services as of the date hereof or during the one-year period prior to the date hereof.
(vii)All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Employee or made available to the Employee containing Confidential Company Information (A) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (B) upon the Employee's termination of employment, shall be promptly returned to the Company. This section shall not apply to materials that the Employee possessed prior to the Employee's business relationship with the Company, to the Employee's personal effects and documents, and to materials prepared by the Employee for the purposes of seeking legal or other professional advice.
(viii)At no time during the Employee's employment by the Company or at any time thereafter shall the Employee or any representative of the Company publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the other party, or in any way otherwise be materially injurious to the Business or reputation of the other party, unless otherwise required by applicable law or regulation or by judicial order.
(b)Rights and Remedies upon Breach.
(i)The parties hereto acknowledge and agree that any breach of any of the provisions of Section 9 or any subparts thereof (individually or collectively, the "Restrictive Covenants") may result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if either party breaches, or threatens to commit a breach of, any of the provisions of Section 9 or any subpart thereof, the other party and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the other party and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to seek to have the Restrictive Covenants or other obligations herein specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to seek an entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, whether or not then continuing, of such covenants.
(ii)The Employee agrees that the provisions of Section 9 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company's legitimate business interests and if enforced, will not prevent the Employee from obtaining gainful employment should the Employee's employment with the Company end. The Employee agrees that in any action seeking specific performance or other equitable relief, the Employee will not assert or contend that any of the provisions of this Section 9 are unreasonable or otherwise unenforceable as drafted. The existence of any claim or cause of action by the

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Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
(c)The provisions of this Section 9 will survive any termination of this Agreement.
10.Enforceability; Jurisdiction; Arbitration.
(a)The Company and the Employee intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 9 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If it is determined by a court of competent jurisdiction in any state that any restriction in the Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Employee that such determination not bar or in any way affect the Company's right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction's being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).
(b)Any controversy or claim arising out of or relating to this Agreement or the Release Agreement or the breach of this Agreement or the Release Agreement (other than a controversy or claim arising under Section 9, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 9(b)) that is not resolved by the Employee and the Company (or its affiliates, where applicable) shall be submitted to arbitration conducted by the American Arbitration Association ("AAA") accordance with Maryland law and the employment arbitration rules and procedures of the AAA, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of Maryland. Discovery in the arbitration shall be permitted in accordance with the Maryland Rules, and not be subject to the AAA discovery rules and procedures. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Employee and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction. The prevailing party, as determined by the arbitrator, shall be entitled to recover attorney fees and costs from the non-prevailing party. The arbitration shall be held in Annapolis, Maryland.
11.Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by registered or certified United States mail to, in the case of notices to the Employee, to the Employee's residence set forth in the employment records of the Company and in the case of notices to the Company, to the Company's principal executive office to the attention of the Office of the Chief Legal Officer.
12.Section 409A.
(a)To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code or an exemption, and this Agreement shall be construed and applied in a manner consistent with this intent. If the consideration and revocation period set forth in Section 7(e) hereof spans two taxable years, payments will be made in the second taxable year.

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(b)Any payment or benefit due upon a termination of employment that represents a "deferral of compensation" within the meaning of Section 409A shall commence to be paid or provided to the Employee 30 days following a "separation from service" as defined in Treas. Reg. Section 1.409A-1(h), unless earlier commencement is otherwise permitted by Section 409A, provided that the Employee executes within 21 days following "separation from service" the Release. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Sections 1.409A-1 through A-6.
(c)Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Employee is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of "separation from service" within the meaning of Treasury Regulations Section 1.409A-1(h), and (iii) the Employee is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are "deferred compensation" subject to Section 409A shall be made to the Employee prior to the date that is six months after the date of separation from service or, if earlier, the date of death; following any applicable six- month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.
Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Employee's "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Employee's "separation from service" occurs. To the extent any indemnification payment, expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
13.Legal Fees. The Company will reimburse the Employee for up to $12,500 of reasonable legal fees incurred in the review and negotiation of this Agreement.
14.Indemnification. In the event the Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceeding or investigations, by reason of the fact that the Employee is or was a

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director or officer of the Company or any of its affiliates, the Employee shall be indemnified by the Company, and the Company shall pay the Employee's related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company's articles of incorporation and bylaws. During the Employee's employment with the Company or any of its affiliates and after termination of employment for any reason, the Company shall cover the Employee under the Company's directors' and officers' insurance policy applicable to other officers and directors according to the terms of such policy.
15.Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreements between them, including the Prior Employment Agreement. There are no representations, warranties, covenants, agreements or understandings oral or written, between the parties relating to the employment of the Employee which are not fully expressed herein. This Agreement shall not be modified or waived except by written instrument and signed by the parties.
16.Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held by any court of competent jurisdiction to be illegal, void, invalid or unenforceable in whole or in part as to any party, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make such provision, as so changed, legal, valid, binding and enforceable. If such provision cannot be changed consistent with the intent of the parties hereto to make it legal, valid, biding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not be affected or impaired but shall remain in full force and effect.
17.Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective executors, administrators, personal representatives, heirs, legatees, devises, assigns and successors in interest.
18.Governing Law. This Agreement has been entered into in, and shall be construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.
19.Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement will become effective when the Company receives a counterpart hereof executed by the Employee and the Company.
20.Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, and/or Company policy, amounts paid or payable pursuant to this Agreement shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase or recoupment of amounts paid or payable pursuant to this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of the Employee, to adopt or amend any such clawback policies and procedures.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
By:    /s/ Katherine McGregor Dent
    Katherine McGregor Dent
    Chief Human Resources Officer

MARC T. PANGBURN
    /s/ Marc T. Pangburn

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EXHIBIT A
RELEASE OF CLAIMS AGREEMENT
Marc T. Pangburn ("you") and HA Sustainable Infrastructure Capital, Inc. ("Company") (collectively, "the parties") have agreed to enter into this Release of Claims Agreement ("Release Agreement"). Capitalized terms not defined herein shall have the meanings set forth in the Amended and Restated Employment Agreement between you and Company executed and dated on February 14, 2022 (the “Employment Agreement”).
You acknowledge that you departed from the Company as of the date on which your employment with the Company actually ends ("Separation Date"). You further acknowledge that, regardless of signing this Release Agreement, you have received (i) your final paycheck, which includes your final salary through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment. The parties acknowledge that except as provided for in the Employment Agreement, all benefits and perquisites of employment cease as of the Separation Date.
Further, if you (i) duly execute and return this Release Agreement to the Company within 21 days following the Separation Date, (ii) do not revoke this Release Agreement as permitted below, and (iii) remain at all times in continued compliance with the terms herein, then the Company will provide you or your estate or beneficiaries with the severance benefits set forth in the Employment Agreement (the "Severance Benefits"). In the event that you materially and willfully breach this Release Agreement, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits.
In exchange for the Severance Benefits, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, their affiliated, related, parent or subsidiary companies, and their present and former directors, officers, and employees (the "Released Parties") all claims, complaints, grievances, causes of action, or charges of any kind, known and unknown, asserted or unasserted ("Claims"), which you may now have or have ever had against any of them ("Released Claims"). If you nonetheless file, cause to be filed, or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys' fees and court costs) incurred by such Released Party in connection with such action, claim or suit. Released Claims include, but are not limited to:
•all Claims arising from your employment with the Released Parties or your departure from the Company, including Claims for wrongful termination or retaliation;
•all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

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•all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;
•all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;
•all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys' fees, medical expenses, experts' fees, costs and disbursements; and
•any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Release Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.
By way of example and not in limitation, Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act ("WARN Act"), 29 U.S.C. § 2102 et seq.; or any comparable law in Maryland or any other jurisdiction. The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.
You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.
You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your departure from the Company. You agree that your release of claims in this Release Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for 21 days the terms of this Release Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven days of signing this Release Agreement, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to the Chief Human Resources Officer. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m.) on the seventh day after you sign this Release Agreement. This Release Agreement will become effective and enforceable on the eighth day following your execution, provided you have not exercised your right, as described herein, to revoke. You further agree that any change

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to this Release Agreement, whether material or immaterial, will not restart the 21-day review period.
Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive (1) any right that cannot be waived as a matter of law, (2) rights for indemnification under U.S. and non-U.S. federal and state laws including, (3) rights for indemnification under any contract or agreement with the Company that provides for indemnification or under the Company's by-laws or under any insurance policies of the Company or its or their affiliates, (4) rights to any vested benefits or pension funds; and (5) rights to seek worker's compensation or unemployment insurance benefits, subject to the terms and conditions thereof.
Nothing in this Release Agreement shall prohibit or interfere with your exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Release Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.
Except as provided herein, you further agree to maintain the contents of this Release Agreement in the strictest confidence and agree that you will not disclose the terms hereof to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Release Agreement, except you may inform your spouse and legal and financial advisors so long as they agree to abide by this confidentiality obligation. Except as expressly permitted in the preceding two paragraphs, if you are obligated under law to disclose the contents of this Agreement you agree, to the extent legally permissible, to provide the Company at least five days prior written notice of such obligation.
This Release Agreement and the Employment Agreement are the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Release Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.
This Release Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflicts of law doctrines and any action or suit shall be brought exclusively in the federal or state courts of the State of Maryland.

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This Release Agreement may be executed in multiple counterparts (each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument) and delivered by electronic means.
Finally, by your signature below, you acknowledge each of the following: (1) that you have read this Release Agreement or have been afforded every opportunity to do so; (2) that you are fully aware of its contents and legal effect; and (3) that you have voluntarily chosen to enter into this Release Agreement based upon your own judgment.
UNDERSTOOD AND AGREED:

_______________________________    DATE: ___________________
Marc T. Pangburn

HA Sustainable Infrastructure Capital, Inc.

______________________________    DATE: ___________________
Name:
Title:

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